Exhibit 8.1
                                April _____, 1998


                               FORM OF TAX OPINION


F&M National Corporation                             The Bank of Alexandria
9 Court Square                                       1717 King Street
Post Office Box 2800                                 Alexandria, Virginia 22314
Winchester, Virginia 22604

                   Tax Opinion Relating to the Acquisition of
               The Bank of Alexandria by F&M National Corporation

Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger of The Bank of Alexandria, a Virginia chartered banking corporation ("BOA"), with and into F&M Bank-Northern Virginia, a Virginia chartered banking corporation and wholly-owned subsidiary of F&M National Corporation ("F&M"), pursuant to an Agreement and Plan of Reorganization, dated as of December 12, 1997 and a related Plan of Merger (collectively, the "Agreement"), by and among BOA, F&M and F&M Bank-Northern Virginia.

                                   The Merger

         Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, BOA will be merged with and into F&M Bank-Northern Virginia in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act (the "Merger"). Upon consummation of the Merger, F&M will continue to serve as the parent holding company for F&M Bank-Northern Virginia and its other subsidiary banks, all of which will continue to conduct their businesses in substantially the same manner as prior to the Merger.

         At the effective date of the Merger, and pursuant to the Plan, each share of common stock of BOA ("BOA Common Stock") will be exchanged for and converted into 0.942 shares of common stock of F&M ("F&M Common Stock"), plus cash in lieu of issuing fractional shares of F&M Common Stock.

                                 Our Examination

         In connection with the preparation of this opinion, we have examined such documents concerning the Merger as we have deemed necessary. We have based our conclusions on the Internal Revenue Code of 1986 (the "Code") and the regulations promulgated pursuant thereto, each as amended from time to time and in effect as of the date hereof, as well as existing judicial and administrative interpretations thereof.

         As to various questions of fact material to our opinion, we have relied upon the representations made in the Agreement as well as the additional representations set forth below. In particular, we have assumed that there is no plan or intention on the part of the shareholders of BOA to sell or otherwise dispose of the F&M Common Stock received by them in the Merger which would have the effect set forth in paragraph B of the "Additional Representations" below.

                           Additional Representations

         In connection with the proposed Merger, the following additional representations have been made to and relied upon by us in the preparation of this opinion:

         A. The fair market value of F&M Common Stock received by BOA shareholders will be approximately equal to the fair market value of BOA Common Stock to be surrendered in exchange therefor, and the exchange ratio used in such exchange is the result of arm's length negotiations.

         B. To the best knowledge of the management of BOA, there is no plan or intention on the part of BOA's shareholders to sell or otherwise dispose of F&M Common Stock received by them in the Merger that will reduce their holdings of F&M Common Stock to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all of the BOA Common Stock held by BOA shareholders on the effective date of the Merger. For purposes of this representation, shares of BOA Common Stock exchanged for cash in lieu of fractional shares of F&M Common Stock will be treated as outstanding shares of BOA Common Stock on the effective date of the Merger. In addition, shares of BOA Common Stock and shares of F&M Common Stock held by BOA shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

         C. F&M has no plan or intention to sell or otherwise dispose of any of the assets of BOA to be transferred to F&M in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

         D. Each party to the Merger will pay its own expenses, if any, incurred in connection with the Merger.

         E. Following the Merger of BOA with and into F&M Bank-Northern Virginia, F&M will continue the historic business of F&M Bank-Northern Virginia.

         F. F&M has no plan or intention to redeem or reacquire any of its stock to be issued in the Merger.

         G. The liabilities of BOA to be assumed by F&M Bank- Northern Virginia as a result of the Merger and the liabilities to which BOA's assets are subject were incurred in the ordinary course of business and are associated with the assets to be transferred in the Merger.

         H. There is no intercorporate indebtedness existing between F&M and BOA that was issued, acquired or will be settled at a discount.

         I. The fair market value and adjusted basis of the assets of BOA to be transferred to F&M in the Merger will equal or exceed the sum of the liabilities assumed by F&M plus the amount of liabilities to which the BOA assets are subject.

         J. No dividends or other distributions will be made with respect to any BOA Common Stock immediately before the proposed Merger, except for regular, normal distributions.

         K. None of the shares of F&M Common Stock, cash in lieu of fractional shares or other property received by any shareholder-employee of BOA in exchange for BOA Common Stock pursuant to the Merger constitutes or is intended as compensation for services rendered, or is considered separate consideration for, or allocable to, any employment agreement, warrant, stock option or other relationship. None of the compensation to be received by any shareholder-employee of BOA, or warrants or options to acquire F&M Common Stock which are exchanged for warrants or options to acquire BOA Common Stock in connection with the Merger, will be separate consideration for, or allocable to, any of such shareholder-employee's BOA Common Stock. In addition, any compensation paid to any shareholder-employee of BOA, including any shares of F&M Common Stock or options or warrants to purchase F&M Common Stock received by such shareholder-employee in exchange for and in cancellation of any option or warrant to purchase shares of BOA Common Stock existing as of the effective date of the Merger, will constitute and be intended as compensation for services actually rendered and bargained for at arm's length, and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         L. No two parties to the Merger are investment companies as defined in
Section 368(a)((2)(F)(iii) and (iv) of the Code, and for each of F&M and BOA, less than 50 percent of the fair market value of its total assets (excluding cash, cash items, government securities, and stock and securities in any 50 percent or greater subsidiary) consists of stock and securities.

         M. BOA is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         N. Cash paid to BOA shareholders in lieu of issuing fractional shares of F&M Common Stock will be paid solely for the purpose of saving the expense and administrative inconvenience of issuing fractional shares, will not be separately bargained for consideration and will represent only a mechanical rounding off of the number of shares of F&M Common Stock to be issued to BOA shareholders.

                                   Tax Opinion

         Based upon the foregoing, subject to the limitations expressed herein, and with due regard to such legal considerations as we deem necessary, we are of the opinion that for federal income tax purposes:

         1. The Merger will constitute and qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Code.

         2. No gain, other income or loss will be recognized by F&M (Section 1032 of the Code) or BOA (Section 361 of the Code) as a result of the Merger.

         3. To the extent that shareholders of BOA receive F&M Common Stock solely in exchange for their shares of BOA Common Stock, they will recognize no gain or loss as a result of the Merger. Section 354(a)(1) of the Code.

         4. An BOA shareholder who receives cash in lieu of a fractional share of F&M Common Stock will be treated as if the fractional share of F&M Common Stock had been issued and then redeemed by F&M. If the deemed redemption distribution is not essentially equivalent to a dividend within the meaning of
Section 302(b)(1) of the Code, then the BOA shareholder will be treated as receiving a distribution in redemption of such fractional share, subject to the provisions and limitations of Section 302 of the Code. If the deemed redemption distribution is essentially equivalent to a dividend, then the BOA shareholder will be treated as receiving a dividend distribution under Section 301(c)(1) of the Code, as provided in Section 302(d) of the Code. See Section 356(a)(2) of the Code, as interpreted by Clark v. Commissioner, 489 U.S. 726 (1989) and Revenue Ruling 66-365, 1966-2 C.B. 116.

         5. The tax basis of F&M Common Stock received by BOA shareholders who exchange their BOA Common Stock for F&M Common Stock will be the same as the tax basis of BOA Common Stock surrendered in exchange therefor. Section 358(a)(1) of the Code.

         6. The holding period of F&M Common Stock received by BOA shareholders will include the period during which BOA Common Stock surrendered in exchange therefor was held by such BOA shareholders, provided the BOA Common Stock was held as a capital asset on the date of the exchange. Section 1223(1) of the Code.

         This opinion is based upon the provisions of the Code, as interpreted by regulations, administrative rulings, and case law, in effect as of the date hereof.

         This opinion is provided in connection with the Merger as required by
Section 5.1(d) of the Agreement, is solely for the benefit of F&M, BOA and BOA shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

                                                   Very truly yours,



                                                   LECLAIR RYAN,
                                                   A Professional Corporation